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                         [Letterhead - Willcox & Gibbs]


                                             June 27, 1994


Mr. Allan M. Gonopolsky
Willcox & Gibbs, Inc.
530 Fifth Avenue
New York, New York  10036

In re:  Employment as Vice President and Controller Willcox & Gibbs, Inc.
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Dear Allan:

This letter outlines the terms which we discussed that you would continue your employment by Willcox & Gibbs, Inc. (the "Company") and transfer to Florida as Vice President and Controller of the Company.

DUTIES. You would be employed as Vice President and Controller and would perform the duties normally associated with that position and such other duties as may be assigned from time to time. You would report to Steve Hitt who would be CFO. You would be based in Coral Gables, Florida area, with travel as necessary.

COMPENSATION. Your base annual salary would be at the rate of $95,000 per year, beginning October 1, 1994 subject to increase from time to time in the discretion of the Board. You would be eligible to receive a bonus for the year ending December 31, 1994 in the discretion of the Company. For years ending December 31,1995 and thereafter, your bonus would be based upon a formula that we will develop which is tied to overall performance of the Company.

CAR. You will retain the Lexus ES-300 for use until it is decided to sell or trade such car. At that time, you will be entitled to a car in accordance with the Company's auto policy existing at that time for employees at your level. The Company will reimburse you for your gas, oil and repairs for such automobile.

TERMS AND TERMINATION. Your employment would continue indefinitely, subject to termination as outlined in this paragraph. Either yourself or the Company could

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Mr. Allan M. Gonopolsky
June 27, 1994
Page 2


terminate employment by no less than 60 days' written notice to the other. In the event you employment is terminated by the Company, you would be entitled to six months' base salary (based upon your rate of pay on the date of termination) as termination pay. If at the conclusion of the initial six months termination period you have not found new employment but, in the judgement of the Company you have been diligently seeking new employment, the Company will pay up to three additional months of termination pay pending your finding new employment. Any such additional payments shall cease immediately upon your finding new employment. In addition, the Company will reimburse you for your actual moving expenses (but not any other relocation expenses) for your household back to the New York City (or equivalent distance) area if your employment is terminated by the Company on or before January 1, 1996. The above payments would not apply if the Company should terminate you for gross misconduct or fraud or if your termination is by reason of death or disability continuing for more than six consecutive months.

FREEZE OF COMPANY'S SUPPLEMENTAL RETIREMENT PLAN BENEFITS. The benefits payable to you under the Company's supplemental retirement plan will be frozen as of September 30, 1994, and your participation in such plan shall cease as of the date except for your vested benefits on September 30, 1994 which vested benefits shall be payable in accordance with such plan.

ELIMINATION OF EXPENSE ALLOWANCE. Your monthly expense allowance will cease as of July 31, 1994. However, the Company will reimburse you for reasonable and actual itemized out of pocket expenses incurred by you in connection with the conduct of the Company's business.

ELIMINATION OF MEDICAL EXPENSE REIMBURSEMENT PLAN. Your participation in the Company's medical expense reimbursement plan will cease as of July 31, 1994, and no request for medical expense reimbursement after that date will be honored regardless of the date incurred.

SUPPLEMENTAL DISABILITY. The Company will continue to pay for your supplemental disability insurance in the same amount and in the same manner as the Company has been doing in the past, but only such date as the Company has estimated a new disability plan for all employees in the corporate office.

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Mr. Allan M. Gonopolsky
June 27, 1994
Page 3


OTHER FRINGE BENEFITS. You will continue to participate in the other employee benefit plans offered by the Company on the same basis as other employees of the Company.

VACATION. You will receive vacation time of at least three weeks per year or such greater amount as provided by the Company's policies.

RELOCATION EXPENSES. The Company will pay your relocation expenses in connection with your relocation to Florida in accordance with the relocation policy of the Summers Group, Inc. which is attached as if such policy were the Company's with the following exceptions:

     (1) There will be no Miscellaneous Expense Reimbursement as set forth in Paragraph H of the Summers policy.

     (2) Paragraphs A and B under the Reimbursable Expense Section on Page 1 of the Summers policy are replaced by the paragraph entitled "Transitional and Temporary Living Expenses" which follows immediately below.

TRANSITIONAL AND TEMPORARY LIVING EXPENSES. As we discussed, the Company would provide travel, temporary lodging and a car for your use in Miami. In addition, for meals and other expenses, the Company would provide you with a per diem allowance of $40. The Company would also provide two round trips per month coach class air fare between New York and Miami. These benefits would continue for a reasonable time (but not less than 90 days) until your wife has relocated to the Miami area. In no event would these benefits be provided for longer than 180 days.

CPA AND CPE EXPENSE. The Company agrees to pay your continuing education expenses in order in keep your CPA designation current and for your CPA license.

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Mr. Allan M. Gonopolsky
June 27, 1994
Page 4


If the above is in conformity with our discussions, please sign a copy of this letter and return it to me. I look forward to our continued association.

Very truly yours,


Willcox & Gibbs, Inc.



By:  /S/  ALAIN VIRY
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    Alain Viry
President and CEO

     Agreed to and accepted this 27 day of June, 1994.


                                   /S/ ALLAN GONOPOLSKY
                                   --------------------
                                   (Allan M. Gonopolsky)